Exhibit 15.1

2011 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	8

Report of Independent Registered Public Accounting Firm	38

Management’s Discussion and Analysis	39

Board of Directors and Officers	58

Stockholder Information	59

Dear Shareholder:

Surrey Bancorp experienced a strong rebound in profitability in 2011, primarily attributable to improved asset quality. A more stable local economy allowed us to liquidate problem assets and significantly reduce our provision for future loan losses. In terms of net income, 2011 was the second most profitable year in the history of the bank. As a result of our financial performance, the Board of Directors rewarded the shareholders with a 10 percent common stock dividend, as well as a special cash dividend of $.15 per share. Although we feel the economy has stabilized, risk associated with the loan portfolio has not gone away. Bank regulators and the investment community remain highly focused on the amount and composition of capital on an institution’s balance sheet to offset credit risk. We are proud to report that Surrey Bancorp is among the most highly capitalized banks in North Carolina on a tangible and regulatory basis.

The Company reported net income of $2,247,611or $0.54 per fully diluted common share in 2011. This represents an 81.5 percent increase over 2010 profits of $1,238,018 or $0.27 per fully diluted common share. The increase was attributable to a reduction in the provision for loan losses. The 2011 provision totaled $743,717, a decrease of $2,260,031 from the 2010 provision of $3,003,748. Net interest income increased to $8,819,997, a 1.6 percent improvement over the previous year. Non-interest income totaled $2,571,479, a decrease of 6.1 percent from 2010. The decrease was due to lower sales of residential mortgages and government guaranteed loans into the secondary market. Non-interest expense increased 8.5 percent in 2011 to $7,031,362. The increase reflects higher expense in personnel costs, foreclosed assets and litigation expense arising from ordinary operations of the company.

Total assets as of December 31, 2011, were $224,727,764, an increase of 5.2 percent over the previous year. Total deposits increased by 5.7 percent to $183,938,376 in 2011, primarily in demand deposits and lost cost transactional accounts. Loans, net of the allowance for losses, totaled $175,446,206 at year- end, increasing only 2.1 percent over the previous year. The allowance for loan losses at year-end was $3,880,581 or 2.16 percent of loans. Reserves declined $2,803,341 by charging-off uncollectible loans. The quality of the bank’s loan portfolio improved during the year with non-performing assets declining to 2.23 percent of total assets versus 3.19 percent at year-end 2010.

Looking ahead, Surrey Bancorp, like most community banks, faces many challenges. The slow pace of the economic recovery coupled with a low interest rate environment is putting pressure on net interest income, the largest source of revenue for the company. High levels of loan losses, weak loan demand and a continuing downward trend in asset yields makes meaningful growth in revenue a formidable challenge for all banks. Additionally, regulatory burdens are constantly increasing and becoming more complex, raising our costs associated with compliance. On a positive note, the Company has historically adapted to difficult market conditions in a positive fashion, as indicated by our record of above average earning and strong capital position. I am confident we will continue to do so in 2012.

On behalf of the employees, management and Board of Directors, thank you for your continued support.

Edward C. Ashby, III

President and CEO

Financial Highlights Summary1

	2011	2010	2009	2008	2007
Summary of Operations

Interest income	$10,936	$11,150	$10,847	$12,356	$15,024
Interest expense	2,116	2,472	3,226	5,436	6,450

Net interest income	8,820	8,678	7,621	6,920	8,574
Provision for loan losses	744	3,004	1,605	800	718
Other income	2,571	2,739	3,511	2,498	2,618
Other expense	7,031	6,481	6,584	6,279	6,120
Income taxes	1,369	694	711	825	1,569

Net income	2,247	1,238	2,232	1,514	2,785
Preferred stock dividends declared	(183)	(301)	(258)	(119)	(119)

Net income available to common stockholders	$2,064	$937	$1,974	$1,395	$2,666

Per Common Share Data[2]

Net income:
Basic	$0.58	$0.27	$0.56	$0.40	$0.77
Diluted	0.54	0.27	0.53	0.38	0.71
Cash dividends declared	0.15	n/a	n/a	0.15	n/a
Book value per common share	7.45	7.03	6.76	6.25	5.85

Balance Sheet

Loans, net	$175,446	$171,794	$180,442	$172,080	$166,457
Investment securities	2,506	2,012	2,012	2,161	3,118
Total assets	224,728	213,652	216,950	204,178	210,957
Deposits	183,938	173,960	173,975	163,747	171,180
Stockholders’ equity	30,227	28,644	28,425	24,383	22,983
Interest-earning assets	213,301	194,936	206,604	194,310	200,005
Interest-bearing liabilities	161,287	155,455	162,215	154,170	157,943

Selected Ratios

Return on average assets	1.00%	0.57%	1.07%	0.74%	1.41%
Return on average equity	7.53%	4.26%	8.07%	6.36%	12.60%
Dividends declared on common stock as a percent of net income	23.60%	n/a	n/a	n/a	17.80%

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split affected in the form of a 10% common stock dividend declared on November 28, 2011.

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets

Cash and due from banks	$2,269,116	$2,398,433
Interest-bearing deposits with banks	30,757,636	22,792,088
Federal funds sold	709,836	702,121
Investment securities available for sale	2,506,426	2,012,132
Restricted equity securities	809,754	941,379
Loans, net of allowance for loan losses of $3,880,581 in 2011 and $6,683,922 in 2010	175,446,206	171,794,247
Property and equipment, net	4,569,301	4,726,483
Foreclosed assets	560,018	450,532
Accrued interest and other income	962,614	955,516
Goodwill	120,000	120,000
Bank owned life insurance	3,389,447	3,284,990
Other assets	2,627,410	3,474,563

Total assets	$224,727,764	$213,652,484

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$30,750,902	$27,954,669
Interest-bearing	153,187,474	146,005,404

Total deposits	183,938,376	173,960,073

Long-term debt	8,100,000	9,450,000
Dividends payable	576,741	35,515
Accrued interest payable	185,362	227,887
Other liabilities	1,700,723	1,334,854

Total liabilities	194,501,202	185,008,329

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
181,154 shares of Series D, issued and outstanding with no par value, 5.0% convertible non-cumulative, perpetual; with a liquidation value of $7.08 per share;	1,248,482	1,248,482
Common stock, 10,000,000 shares authorized at no par value; 3,536,724 shares issued in 2011 and 3,206,495 shares issued in 2010	12,009,588	9,464,178
Retained earnings	14,405,467	15,380,083
Accumulated other comprehensive loss	(57,300)	(68,913)

Total stockholders’ equity	30,226,562	28,644,155

Total liabilities and stockholders’ equity	$224,727,764	$213,652,484

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2011 and 2010

	2011	2010
Interest income
Loans and fees on loans	$10,865,655	$11,070,807
Federal funds sold	1,598	825
Investment securities, taxable	54,426	49,244
Deposits with banks	14,572	29,027

Total interest income	10,936,251	11,149,903

Interest expense
Deposits	1,774,442	2,062,001
Federal funds purchased and securities sold under agreements to repurchase	—	122
Short-term debt	—	17,720
Long-term debt	341,812	391,964

Total interest expense	2,116,254	2,471,807

Net interest income	8,819,997	8,678,096

Provision for loan losses	743,717	3,003,748

Net interest income after provision for loan losses	8,076,280	5,674,348

Noninterest income
Service charges on deposit accounts	1,043,469	1,059,876
Gain on sale of government guaranteed loans	—	244,924
Fees and yield spread premiums on loans delivered to correspondents	109,079	165,556
Other service charges and fees	525,724	448,652
Other operating income	893,207	820,117

Total noninterest income	2,571,479	2,739,125

Noninterest expense
Salaries and employee benefits	3,549,651	3,296,273
Occupancy expense	393,920	401,549
Equipment expense	233,015	256,098
Data processing	358,588	409,045
Foreclosed assets, net	172,131	41,847
Postage, printing and supplies	193,400	205,332
Professional fees	340,492	298,918
FDIC insurance premiums	230,763	253,305
Litigation settlement	130,000	—
Other expense	1,429,402	1,319,175

Total noninterest expense	7,031,362	6,481,542

Net income before income taxes	3,616,397	1,931,931

Income tax expense	1,368,786	693,913

Net income	2,247,611	1,238,018
Preferred stock dividends and accretion of discount	(183,423)	(301,039)

Net income available to common stockholders	$2,064,188	$936,979

Basic earnings per common share	$0.58	$0.27

Diluted earnings per common share	$0.54	$0.27

Basic weighted average common shares outstanding	3,533,699	3,527,018

Diluted weighted average common shares outstanding	4,167,634	3,980,879

Dividends declared per common share	$0.15	$0.00

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2011 and 2010

	Preferred Stock	Common Stock		Retained Earnings	Unrealized Appreciation (Depreciation) on
	Amount	Shares	Amount		Securities	Total
Balance, January 1, 2010	$4,626,830	3,198,105	$9,406,429	$14,468,089	$(75,996)	$28,425,352

Net income	—	—	—	1,238,018	—	1,238,018
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $4,443	—	—	—	—	7,083	7,083

Total comprehensive income						1,245,101

Common stock options exercised	—	8,390	34,450	—	—	34,450
Stock-based compensation, net of tax benefit	—	—	23,299	—	—	23,299
Issue Series D preferred stock, net	1,248,482	—	—	—	—	1,248,482
Redemption of Series B preferred stock to the U.S. Treasury	(2,000,000)	—	—	—	—	(2,000,000)
Redemption of Series C preferred stock to the U.S. Treasury	(100,000)	—	—	—	—	(100,000)
Reclassification of issue cost to retained earnings	24,985	—	—	(24,985)	—	—

Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.03 per share)	—	—	—	(5,447)	—	(5,447)
Dividends declared and accrued on Series B and Series C preferred stock, net of discount accretion and (premium) amortization	68,510	—	—	(176,298)	—	(107,788)

Balance, December 31, 2010	3,868,807	3,206,495	9,464,178	15,380,083	(68,913)	28,644,155

Comprehensive income
Net income	—	—	—	2,247,611	—	2,247,611
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $7,286	—	—	—	—	11,613	11,613

Total comprehensive income						2,259,224

Common stock options exercised, net of shares surrendered in cashless exchange	—	9,269	18,825	—	—	18,825
Stock-based compensation, net of tax benefit	—	—	23,097	—	—	23,097

Dividends declared on Series A convertible preferred stock ($.63 per share)	—	—	—	(119,294)	—	(119,294)
Dividends declared on Series D convertible preferred stock ($.35 per share)	—	—	—	(64,129)	—	(64,129)

Common stock split effected in the form of a common stock dividend	—	321,576	2,508,296	(2,508,296)	—	—
Fractional share purchased	—	(616)	(4,808)	—	—	(4,808)

Dividends declared on common stock ($.15 per share)	—	—	—	(530,508)	—	(530,508)

Balance, December 31, 2011	$3,868,807	3,536,724	$12,009,588	$14,405,467	$(57,300)	$30,226,562

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net income	$2,247,611	$1,238,018
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	253,530	264,527
Provision for loan losses	743,717	3,003,748
Loss on the sale of foreclosed assets	55,254	11,042
Write-downs on foreclosed assets	58,109	—
Stock-based compensation	23,097	23,299
(Gain) loss on disposal of property and equipment	16,282	(400)
Deferred income taxes	1,115,236	(791,517)
Accretion of discount on securities, net of amortization of premiums	2,182	1,971
Changes in assets and liabilities:
Accrued income	(7,098)	77,473
Increase in cash surrender value of life insurance	(104,457)	(111,683)
Other assets	(275,369)	95,356
Accrued interest payable	(42,525)	(63,224)
Other liabilities	365,869	70,696

Net cash provided by operating activities	4,451,438	3,819,306

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(7,965,548)	(3,724,714)
Net increase in federal funds sold	(7,715)	(289,174)
Purchases of investment securities	(2,002,500)	(2,000,000)
Maturities of investment securities	1,524,923	2,009,348
Purchases of restricted equity securities	(75)	(65)
Redemption of restricted equity securities	131,700	106,200
Net (increase) decrease in loans	(5,160,673)	5,153,107
Proceeds from the sale of foreclosed assets	542,148	82,814
Proceeds from sale of property and equipment	935	400
Purchases of property and equipment	(113,565)	(109,240)

Net cash provided by (used in) investing activities	(13,050,370)	1,228,676

Cash flows from financing activities
Net increase (decrease) in deposits	9,978,303	(14,485)
Net decrease in short-term debt	—	(3,750,000)
Proceeds from long-term debt	—	2,500,000
Maturities of long-term debt	(1,350,000)	(2,250,000)
Dividends paid on preferred stock	(172,705)	(241,617)
Common stock options exercised	18,825	34,450
Redemption of preferred stock	—	(2,100,000)
Proceeds from the issuance of preferred stock, net	—	1,248,482
Purchase of fractional shares of common stock	(4,808)	—

Net cash provided by (used in) financing activities	8,469,615	(4,573,170)

Net (decrease) increase in cash and due from banks	(129,317)	474,812

Cash and due from banks, beginning	2,398,433	1,923,621

Cash and due from banks, ending	$2,269,116	$2,398,433

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2011 and 2010

	2011	2010
Supplemental disclosures
Interest paid	$2,158,779	$2,535,031

Income taxes paid	$761,998	$1,529,337

Loans transferred to foreclosed properties	$764,997	$491,052

Cash dividends declared but not paid	$576,741	$35,515

Common stock shares surrendered in cashless exchange	1,103	—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through LPL Financial.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Substantially, all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS).

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the investment in the loan or fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Employee contributions are matched by the Company up to the first six percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheets.

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheets.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income that would result from the assumed conversion of those potential common shares.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Cost

The Company incurred marketing and advertising cost of $105,571 and $106,307 for the years ended December 31, 2011 and 2010, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement and Disclosure, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Company is required to include these disclosures in its interim and annual financial statements. See Note 5.

Disclosures about Troubled Debt Restructurings (“TDRs”) required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. Disclosures related to TDRs under ASU 2010-20 have been presented in Note 5.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2010, the Intangibles topic of the ASC was amended to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings upon adoption. Impairments occurring subsequent to adoption should be included in earnings. The amendment was effective for the Company beginning January 1, 2011.

In September 2011, the Intangibles topic was again amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. These amendments will be effective for the Company on January 1, 2012.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments will be effective for the Company beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity. The amendment requires consecutive presentation of the statement of net income and other comprehensive income and requires an entity to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The amendments will be applicable to the Company on January 1, 2012 and will be applied retrospectively.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,391,000 and $1,174,000 for the periods including December 31, 2011 and 2010, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The amortized costs of securities available for sale and their approximate fair values at December 31, 2011 and 2010 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2011
Government-sponsored enterprises	$2,000,374	$4,311	$—	$2,004,685
Mortgage-backed securities	49,298	1,443	—	50,741
Corporate bonds	550,000	—	99,000	451,000

	$2,599,672	$5,754	$99,000	$2,506,426

Notes to Consolidated Financial Statements

Note 3. Securities, continued

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2010
Government-sponsored enterprises	$1,500,000	$1,770	$—	$1,501,770
Mortgage-backed securities	74,278	1,584	—	75,862
Corporate bonds	550,000	—	115,500	434,500

	$2,124,278	$3,354	$115,500	$2,012,132

Restricted equity securities were $809,754 and $941,379 at December 31, 2011 and 2010, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB. CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

At December 31, 2011 and 2010, substantially all government-sponsored enterprises securities were pledged as collateral on public deposits and for other purposes as required or permitted by law. The mortgage-backed securities were pledged to the FHLB.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2011, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	2,000,374	2,004,685
Due after five years through ten years	585,163	487,208
Due after ten years	14,135	14,533

	$2,599,672	$2,506,426

For the years ended December 31, 2011 and 2010, the Company had no realized gains or losses from the sale of investment securities. All were held to their scheduled maturity dates or call date.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010. These unrealized losses on investment securities are a result of volatility in interest rates and relate to corporate bonds issued by other banks at December 31, 2011 and 2010.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2011
Corporate bonds	$—	$—	$451,000	$99,000	$451,000	$99,000

	$—	$—	$451,000	$99,000	$451,000	$99,000

2010
Corporate bonds	$—	$—	$434,500	$115,500	$434,500	$115,500

	$—	$—	$434,500	$115,500	$434,500	$115,500

Notes to Consolidated Financial Statements

Note 3. Securities, continued

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based upon this evaluation, there are two securities in the portfolio with unrealized losses for a period greater than 12 months. We have analyzed each individual security for Other Than Temporary Impairment (“OTTI”) purposes by reviewing delinquencies, loan-to-value ratios, and credit quality and concluded that all unrealized losses presented in the tables above are not related to an issuer’s financial condition but are due to changes in the level of interest rates and no declines are deemed to be other than temporary in nature.

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2011 and 2010 are below.

	2011	2010
Commercial	$73,756,422	$66,377,076
Real estate:
Construction and land development	6,213,443	5,986,045
Residential, 1-4 families	39,499,189	46,356,711
Residential, 5 or more families	2,214,365	1,853,346
Farmland	2,722,872	2,854,481
Nonfarm, nonresidential	47,867,333	48,170,698
Agricultural	29,493	73,852
Consumer, net of discounts of $21,742 in 2011 and $14,770 in 2010	7,041,846	6,759,770
Other	—	—

	179,344,963	178,431,979

Deferred loan origination costs, net of fees	(18,176)	46,190

	179,326,787	178,478,169
Allowance for loan losses	(3,880,581)	(6,683,922)

	$175,446,206	$171,794,247

Residential, 1-4 family loans pledged as collateral against FHLB advances approximated $19,112,000 and $25,141,000 at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components at December 31, 2011 and 2010 was as follows:

	Construction & Development	1-4 Family Residential	Nonfarm, Nonresidential	Commercial & Industrial	Consumer	Other	Total
2011

Allowance for credit losses:
Beginning balance	$118,797	$1,696,068	$1,199,292	$3,411,403	$205,662	$52,700	$6,683,922
Charge-offs	(27,468)	(1,221,990)	(270,848)	(2,257,627)	(56,414)	—	(3,834,347)
Recoveries	996	62,368	109,046	90,811	24,068	—	287,289
Provision	10,875	300,414	(171,636)	563,673	37,491	2,900	743,717

Ending balance	$103,200	$836,860	$865,854	$1,808,260	$210,807	$55,600	$3,880,581

Ending balance: individually evaluated for impairment	$—	$83,460	$280,454	$449,260	$—	$—	$813,174

Ending balance: collectively evaluated for impairment	$103,200	$753,400	$585,400	$1,359,000	$210,807	$55,600	$3,067,407

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$6,213,443	$39,499,189	$47,867,333	$73,756,422	$7,041,846	$4,966,730	$179,344,963

Ending balance: individually evaluated for impairment	$92,504	$705,326	$3,627,890	$3,160,174	$10,452	$—	$7,596,346

Ending balance: collectively evaluated for impairment	$6,120,939	$38,793,863	$44,239,443	$70,596,248	$7,031,394	$4,966,730	$171,748,617

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

2010

Allowance for credit losses:
Beginning balance	$106,397	$628,963	$696,044	$2,903,267	$281,134	$54,100	$4,669,905
Charge-offs	—	(26,748)	(109,948)	(545,751)	(509,029)	—	(1,191,476)
Recoveries	—	2,290	20,501	150,467	28,487	—	201,745
Provision	12,400	1,091,563	592,695	903,420	405,070	(1,400)	3,003,748

Ending balance	$118,797	$1,696,068	$1,199,292	$3,411,403	$205,662	$52,700	$6,683,922

Ending balance: individually evaluated for impairment	$12,097	$1,118,468	$604,692	$2,334,003	$—	$—	$4,069,260

Ending balance: collectively evaluated for impairment	$106,700	$577,600	$594,600	$1,077,400	$205,662	$52,700	$2,614,662

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Loans Receivable:
Ending balance	$5,986,045	$46,356,711	$48,170,698	$66,377,076	$6,759,770	$4,781,679	$178,431,979

Ending balance: individually evaluated for impairment	$136,703	$2,172,064	$4,268,396	$8,050,110	$10,439	$—	$14,637,712

Ending balance: collectively evaluated for impairment	$5,849,342	$44,184,647	$43,902,302	$58,326,966	$6,749,331	$4,781,679	$163,794,267

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2011 and 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2011
With no related allowance recorded:
Construction and development	$92,504	$92,504	$—	$92,504	$4,398
1-4 family residential	469,514	502,598	—	504,456	20,970
Nonfarm, nonresidential	1,548,288	1,711,019	—	1,720,582	90,633
Commercial and industrial	1,526,985	1,701,473	—	1,679,148	99,979
Consumer	10,452	10,452	—	6,753	6,738
Other loans	—	—	—	—	—

	3,647,743	4,018,046	—	4,003,443	222,718

With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	235,812	235,812	83,460	236,822	13,693
Nonfarm, nonresidential	2,079,602	2,079,602	280,454	2,079,917	109,936
Commercial and industrial	1,633,189	1,633,189	449,260	1,843,975	97,007
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	3,948,603	3,948,603	813,174	4,160,714	220,636

Combined:
Construction and development	$92,504	$92,504	$—	$92,504	$4,398
1-4 family residential	705,326	738,410	83,460	741,278	34,663
Nonfarm, nonresidential	3,627,890	3,790,621	280,454	3,800,499	200,569
Commercial and industrial	3,160,174	3,334,662	449,260	3,523,123	196,986
Consumer	10,452	10,452	—	6,753	6,738
Other loans	—	—	—	—	—

	$7,596,346	$7,966,649	$813,174	$8,164,157	$443,354

2010
With no related allowance recorded:
Construction and development	$97,436	$97,436	$—	$173,163	$5,758
1-4 family residential	931,920	931,920	—	938,365	55,516
Nonfarm, nonresidential	2,098,860	2,098,860	—	2,136,591	110,297
Commercial and industrial	2,246,985	2,246,985	—	2,289,276	123,804
Consumer	10,439	10,439	—	10,439	—
Other loans	—	—	—	—	—

	5,385,640	5,385,640	—	5,547,834	295,375

With an allowance recorded:
Construction and development	$39,267	$39,267	$12,097	$38,893	$1,357
1-4 family residential	1,240,144	1,240,144	1,118,468	1,243,083	39,709
Nonfarm, nonresidential	2,169,536	2,169,536	604,692	2,216,160	126,030
Commercial and industrial	5,803,125	5,803,125	2,334,003	6,076,005	276,677
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

	9,252,072	9,252,072	4,069,260	9,574,141	443,773

Combined:
Construction and development	$136,703	$136,703	$12,097	$212,056	$7,115
1-4 family residential	2,172,064	2,172,064	1,118,468	2,181,448	95,225
Nonfarm, nonresidential	4,268,396	4,268,396	604,692	4,352,751	236,327
Commercial and industrial	8,050,110	8,050,110	2,334,003	8,365,281	400,481
Consumer	10,439	10,439	—	10,439	—
Other loans	—	—	—	—	—

	$14,637,712	$14,637,712	$4,069,260	$15,121,975	$739,148

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following presents by class, an aging analysis of the recorded investment in loans.

	30-59 Days Past Due	60-89 Days Past Due	90 Days Plus Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
2011

Construction and development	$273,412	$23,727	$—	$297,139	$5,916,304	$6,213,443	$—
1-4 family residential	621,656	77,631	72,774	772,061	38,727,128	39,499,189	—
Nonfarm, nonresidential	98,922	119,046	—	217,968	47,649,365	47,867,333	—
Commercial and industrial	764,276	56,117	218,516	1,038,909	72,717,513	73,756,422	44,543
Consumer	170,447	229,368	15,790	415,605	6,626,241	7,041,846	5,338
Other loans	—	—	—	—	4,966,730	4,966,730	—

Total	$1,928,713	$505,889	$307,080	$2,741,682	$176,603,281	$179,344,963	$49,881

Percentage of total loans	1.08%	0.28%	0.17%	1.53%	98.47%	100.00%

Non-accruals included above	$92,736	$217,814	$257,199	$567,749	$3,827,461	$4,395,210

2010

Construction and development	$67,993	$—	$39,267	$107,260	$5,878,785	$5,986,045	$—
1-4 family residential	443,962	322,055	272,405	1,038,422	45,318,289	46,356,711	—
Nonfarm, nonresidential	229,393	—	220,321	449,714	47,720,984	48,170,698	—
Commercial and industrial	555,606	12,134	1,351,710	1,919,450	64,457,626	66,377,076	—
Consumer	143,832	—	—	143,832	6,615,938	6,759,770	2,825
Other loans	3,472	—	—	3,472	4,778,207	4,781,679	—

Total	$1,444,258	$334,189	$1,883,703	$3,662,150	$174,769,829	$178,431,979	$2,825

Percentage of total loans	0.81%	0.19%	1.06%	2.05%	97.95%	100.00%

Non-accruals included above	$369,103	$334,189	$1,883,703	$2,252,806	$4,109,322	$6,362,128

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if appropriately classified and impairment, if any. All other loans greater than $500,000, commercial lines greater than $250,000 and personal lines of credit greater than $100,000, and unsecured loans greater than $100,000 are specifically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as when a loan becomes past due, the Company will evaluate the loan grade.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged off. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Loans by credit quality indicator are provided in the following table.

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2011

Construction and development	$6,213,443	$6,120,939	$92,504	$—	$—
1-4 family residential	39,499,189	38,839,069	660,120	—	—
Nonfarm, nonresidential	47,867,333	46,159,505	1,071,939	635,889	—
Commercial and industrial	73,756,422	72,268,150	1,488,272	—	—
Consumer	7,041,846	7,039,155	411	2,280	—
Other loans	4,966,730	4,966,730	—	—	—

	$179,344,963	$175,393,548	$3,313,246	$638,169	$—

	100.0%	97.8%	1.8%	0.4%	0.0%

Guaranteed portion of loans	$38,917,951	$38,077,329	$840,622	$—	$—

	Total	Pass Credits	Special Mention	Substandard	Doubtful
December 31, 2010

Construction and development	$5,986,045	$5,779,959	$206,086	$—	$—
1-4 family residential	46,356,711	43,990,930	1,333,354	65,143	967,284
Nonfarm, nonresidential	48,170,698	45,750,435	2,420,263	—	—
Commercial and industrial	66,377,076	59,501,127	6,094,833	—	781,116
Consumer	6,759,770	6,743,029	13,864	2,877	—
Other loans	4,781,679	4,781,679	—	—	—

	$178,431,979	$166,547,159	$10,068,400	$68,020	$1,748,400

	100.0%	93.3%	5.7%	0.0%	1.0%

Guaranteed portion of loans	$32,259,668	$29,142,378	$3,117,290	$—	$—

As a result of adopting the amendments in ASU 2011-02, the Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Bank identified no TDRs for which the allowance for loan losses had previously been measured under a general allowance methodology.

	For the year ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings
Construction and development	1	$16,172	$16,172
1-4 residential mortgage	4	257,298	224,214
Nonfarm, nonresidential	7	2,201,519	2,038,788
Commercial & industrial	11	1,660,797	1,486,309

During the year ended December 31, 2011, the Bank modified 23 loans that were considered to be troubled debt restructurings. We extended the terms for 16 of these loans and the interest rate was lowered for four of these loans. Three other loans were demanded due to default.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

	For the year ended December 31, 2011
	Number of Contracts	Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted During the Period:
Construction and development	—	$—
1-4 residential mortgage	3	193,301
Nonfarm, nonresidential	1	337,084
Commercial & industrial	4	1,094,181

During the year ended December 31, 2011, eight loans that had previously been restructured, were in default.

In the determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by adjusting the loan grades of such loans, which figure into the environmental factors associated with the allowance. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation. Additionally, specific reserves may be established on restructured loans evaluated individually.

Note 6. Loan Servicing

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market. The Company continues to service these loans that totaled $9,837,038 and $11,901,914 at December 31, 2011 and 2010, respectively. Servicing rights were recorded in 2010 for two large loans sold in the secondary market. Due to the size and terms of these loans management believes there is value that should be assigned to the servicing rights. Loan servicing rights are recorded at fair value on a recurring basis. A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3 in the Fair Value Hierarchy.

The following table presents a rollforward of loan servicing rights for the years 2011 and 2010 and shows that the loan servicing rights are classified as Level 3 as discussed above.

	Level 3
	2011	2010
	Fair Value	Fair Value
Balance, January 1	$94,878	$—
Capitalized	—	96,452
Amortization included in other income	(2,196)	(1,574)

Balance, December 31	$92,682	$94,878

Gains on the sale of government guaranteed loans are presented as a separate component of noninterest income on the consolidated statements of income for the years ended December 31, 2011 and 2010.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2011 and 2010 are as follows:

	2011	2010
Land and improvements	$1,594,329	$1,594,329
Buildings and improvements	3,845,457	3,846,297
Furniture and equipment	2,491,197	2,555,693

	7,930,983	7,996,319
Less accumulated depreciation	(3,361,682)	(3,269,836)

	$4,569,301	$4,726,483

Depreciation expense amounted to $253,530, and $264,527 for the years ended December 31, 2011 and 2010, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $2,215. The lease expires March 31, 2015. The Company has the option to renew the lease for two additional five-year terms. Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. Rental expense was $26,578 and $26,086 for 2011 and 2010, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2011, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2012	$26,578
2013	26,578
2014	26,578
2015	29,070
2016	29,900

$138,704

Notes to Consolidated Financial Statements

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2011 and 2010, was $40,991,784 and $37,046,229, respectively. At December 31, 2011, the scheduled maturities of total time deposits are as follows:

2012	$64,514,055
2013	17,222,204
2014	5,171,085
2015	4,345,933
2016	5,176,594

$96,429,871

Note 9. Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2011 and 2010 and for the periods then ended is summarized below:

	2011	2010
Outstanding balance at December 31	$—	$—

Year-end weighted average rate	—%	—%

Daily average outstanding during the year	$—	$765,649

Average rate for the year	—%	2.34%

Maximum outstanding at any month-end during the year	$—	$3,750,000

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $25,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $13,688,000. At December 31, 2011, there were no amounts outstanding on the unsecured lines with correspondent banks. Amounts due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2011 and 2010 amounted to $8,100,000 and $9,450,000, respectively. The $8,100,000 outstanding at December 31, 2011 was classified as long-term debt.

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 2.94% to 4.95% and convertible rate instruments bearing rates ranging from 3.71% to 4.95%. The weighted average rate of all long-term debt at December 31, 2011 and December 31, 2010 was 3.77% and 3.90%, respectively. Collateral consists of eligible real estate, 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt are as follows:

2012	$350,000
2013	—
2014	1,500,000
2015	3,500,000
2016	1,000,000
Thereafter	1,750,000

$8,100,000

Notes to Consolidated Financial Statements

Note 11. Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, servicing rights, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and foreclosed properties. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under the Fair Value Measurements and Disclosures Topic of FASB ASC, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures the impairment in accordance with the Receivables Topic of the FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011, substantially all of the total impaired loans were evaluated based on the fair value of the collateral and discounted cash flows. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Servicing Assets

A valuation of loan servicing rights is performed on an individual basis due to the small number of loans serviced. Loans are evaluated on a discounted earnings basis to determine the present value of future earnings. The present value of the future earnings is the estimated market value for the loan, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. As such, the Company classifies loan servicing rights as Level 3.

Foreclosed Assets

Foreclosed assets are recorded at the lower of investment in the loan or fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands)
December 31, 2011	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,004	$—	$2,004	$—
Mortgage-backed securities	51	—	51	—
Corporate bonds	451	—	—	451
Servicing assets	93	—	—	93

Total assets at fair value	$2,599	$—	$2,055	$544

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2010	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$1,502	$—	$1,502	$—
Mortgage-backed securities	76	—	76	—
Corporate bonds	434	—	—	434
Servicing assets	95	—	—	95

Total assets at fair value	$2,107	$—	$1,578	$529

Total liabilities at fair value	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities recorded at fair value on a nonrecurring basis are included in the table below.

(in thousands)
December 31, 2011	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$1,184	$—	$—	$1,184
Loans-nonfarm, non-residential	1,799	—	—	1,799
Loans- 1- 4 family residential	152		—	152
Loans-other	—	—	—	—
Foreclosed assets	560	—	—	560

Total assets at fair value	$3,695	$—	$—	$3,695

Total liabilities at fair value	$—	$—	$—	$—

(in thousands)
December 31, 2010	Total	Level 1	Level 2	Level 3
Loans-commercial and industrial	$3,469	$—	$—	$3,469
Loans-nonfarm, non-residential	1,565	—	—	1,565
Loans- 1- 4 family residential	90		—	90
Loans-other	56	—	—	56
Foreclosed assets	451	—	—	451

Total assets at fair value	$5,631	$—	$—	$5,631

Total liabilities at fair value	$—	$—	$—	$—

Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for interest-bearing demand deposits and time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$2,269	$2,269	$2,398	$2,398
Federal funds sold and interest-bearing deposits with banks	31,467	31,467	23,494	23,494
Securities, available for sale	2,506	2,506	2,012	2,012
Restricted equity securities	810	810	941	941
Loans, net of allowance for loan losses	175,446	163,835	171,794	163,470
Bank owned life insurance	3,389	3,389	3,285	3,285

Financial liabilities
Deposits	183,938	174,610	173,960	156,565
Long-term and short-term debt	8,100	8,704	9,450	9,848

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity

In November 28, 2011, the Company declared a 10% common stock split affected in the form of a dividend for shareholders of record at the close of business on December 9, 2011. The effects of the dividend have been retroactively applied to the previous year’s earnings per share and other related calculations.

On December 1, 2010, the Company issued 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock for $7.08 per share, netting proceeds of $1,248,482 after issue costs. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of Surrey’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

On December 29, 2010, the Company repurchased all of its remaining outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which was issued by the Company to the United States Department of the Treasury, for an aggregate purchase price of $2.1 million, including approximately $13 thousand of accrued and unpaid dividends and approximately $40 thousand in discount accretions. The Company funded the repurchase of the Preferred Stock primarily with cash on hand and the net proceeds received on December 1, 2010 upon the completion of its private placement of its Series D Preferred Stock as described above.

The following table details preferred stock transactions for the year ended December 31, 2010.

	Convertible Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Preferred Stock Series D
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2010	189,356	$2,620,325	2,000	$1,903,283	100	$103,222	—	$—

Issue Series D preferred stock	—	—	—	—	—	—	181,154	1,248,482
Redemption of Series B preferred stock to the U.S. Treasury	—	—	(2,000)	(2,000,000)	—	—	—	—
Redemption of Series C preferred stock to the U.S. Treasury	—	—	—	—	(100)	(100,000)	—	—
Reclassification of issue cost of retained earnings	—	—	—	24,985	—	—	—	—

Dividends paid and accrued on Series B and Series C preferred stock, net of discount accretion	—	—	—	71,732	—	(3,222)	—	—

Balance, December 31, 2010	189,356	$2,620,325	—	$—	—	$—	181,154	$1,248,482

No changes were recorded in the number of shares or the value of preferred stock during the year ended December 31, 2011.

Notes to Consolidated Financial Statements

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2011 and 2010:

	2011	2010
Net income	$2,247,611	$1,238,018
Non convertible preferred stock dividends (Series B and C)	—	(176,298)

Net income before convertible preferred dividends	2,247,611	1,061,720
Convertible preferred stock dividends (Series A and D)	(183,423)	(124,741)

Net income available to common shareholders	$2,064,188	$936,979

Weighted average common shares outstanding	3,533,699	3,527,019

Effect of dilutive securities:
Options	—	2,273
Convertible preferred stock (Series A and D)	633,935	451,587

Weighted average common shares outstanding, diluted	4,167,634	3,980,879

Basic earnings per share	$0.58	$0.27

Diluted earnings per share	$0.54	$0.27

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). The Company matches 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2011 and 2010, the Company contributed $131,348 and $128,903 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $19,838 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $579,090 and $472,807 at December 31, 2011 and 2010, respectively. Employee benefits expense, an actuarially determined amount, was $106,283 and $74,040 for the years ended December 31, 2011 and 2010, respectively. The assumed discount rate for the plan was 6.0% at December 31, 2011 and 7.0% at December 31, 2010.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $745,107 and $615,512 at December 31, 2011 and 2010, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2011 and 2010 were $129,595 and $98,112, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $3,389,447 and $3,284,990 at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $34,996 and $35,301 for the years ended December 31, 2011 and 2010, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $11,899 and $12,002 for the years ended December 31, 2011 and 2010, respectively.

The Company’s qualified incentive stock option plan which expired on June 1, 2007 reserved shares for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

The Company’s non-qualified stock option plan, which expired on June 1, 2007, reserved shares for purchase by non-employee directors. Options granted under this plan were exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of ten years and the weighted average graded vesting period of five years, and forfeitures are considered immaterial based on the historical data of the Company.

A summary of option activity under the stock option plans during the years ended December 31, 2011 and 2010 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2009	—	81,055	$8.86

Exercised	—	(8,390)	4.11
Authorized	—	—	—
Forfeited	—	(2,850)	13.27
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2010	—	69,815	9.25

Exercised	—	(10,372)	2.57
Authorized	—	—	—
Forfeited	—	(14,806)	3.95
Granted	—	—	—
Expired	—	—	—
Common stock dividend	—	4,463	—

Balance at December 31, 2011	—	49,100	$11.14

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2011:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$4.81	6,260	$4.81	1.5	6,260	$4.81
12.06	42,840	12.06	5.4	34,272	12.06

Total/Average	49,100	$11.14	4.0	40,532	$11.14

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2011:

Incentive and non-qualified stock options:
Fair value of options granted during period expected to vest	$—

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$—
Number of nonvested options expected to vest	8,568

Weighted average price of nonvested options expected to vest	$12.06

Weighted average remaining life of nonvested options expected to vest	.40

Intrinsic value of nonvested options expected to vest	$—

As of December 31, 2011, there was $39,573 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 0.11 years. The total fair value of shares vested during the year ended December 31, 2011 was $59,284.

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2011	2010
Current	$253,550	$1,489,034
Deferred	1,115,236	(795,121)

	$1,368,786	$693,913

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2011	2010
Expected tax expense	$1,229,575	$656,857
State income tax, net of federal tax benefit	160,798	79,731
Tax exempt income	(38,813)	(61,256)
Non deductible and other items	17,226	18,581

	$1,368,786	$693,913

Notes to Consolidated Financial Statements

Note 16. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Deferred tax assets
Allowance for loan losses	$1,158,969	$2,445,793
Deferred compensation liability	510,478	419,547
Net unrealized loss on securities available for sale	35,946	43,233
Write down of foreclosed assets	22,401	—
Interest income on non-accrual loans	77,688	49,281
Net deferred loan fees	7,007	—
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	25,366	30,108

	1,837,855	2,987,962

Deferred tax liabilities
Depreciation	290,281	300,061
Net deferred loan fees	—	17,806
Other	19,731	19,731

	310,012	337,598

Net deferred tax asset	$1,527,843	$2,650,364

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of income. Tax years 2008 through 2010 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

Note 17. Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2011 and 2010 is as follows:

	2011	2010
Commitments to extend credit, including unused lines of credit	$35,719,123	$34,435,180
Standby letters of credit	1,262,886	1,445,546

	$36,982,009	$35,880,726

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $4,800,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations: real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18. Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company is governed by Federal Reserve Act 23A, and differs from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $3,250,000 at December 31, 2011. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2011 or 2010.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2011
Total Capital (to Risk-Weighted Assets) Consolidated	$30,730	18.54%	$13,261	8.00%	$	n/a	n/a
Surrey Bank & Trust	$30,712	18.53%	$13,260	8.00%		$16,576	10.00%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$28,636	17.28%	$6,631	4.00%	$	n/a	n/a
Surrey Bank & Trust	$28,617	17.26%	$6,630	4.00%		$9,945	6.00%
Tier I Capital (to Average Assets) Consolidated	$28,636	12.67%	$9,044	4.00%	$	n/a	n/a
Surrey Bank & Trust	$28,617	12.65%	$9,052	4.00%		$11,315	5.00%

December 31, 2010
Total Capital (to Risk-Weighted Assets) Consolidated	$27,999	17.24%	$12,993	8.00%	$	n/a	n/a
Surrey Bank & Trust	$27,590	16.99%	$12,992	8.00%		$16,241	10.00%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$25,943	15.97%	$6,497	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,534	15.72%	$6,497	4.00%		$9,744	6.00%
Tier I Capital (to Average Assets) Consolidated	$25,943	11.88%	$8,732	4.00%	$	n/a	n/a
Surrey Bank & Trust	$25,534	11.69%	$8,740	4.00%		$10,925	5.00%

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2011	2010
Balance, beginning	$6,692,531	$7,523,012

New loans	662,958	2,497,264
Repayments	(2,864,430)	(3,327,745)

Balance, ending	$4,491,059	$6,692,531

Deposit transactions with related parties at December 31, 2011 and 2010 were insignificant.

Notes to Consolidated Financial Statements

Note 20. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets

Cash and due from banks	$465,498	$52,202
Interest-bearing deposits with banks	130,000	400,000
Investment in subsidiaries	30,207,805	28,235,214

	$30,803,303	$28,687,416

Liabilities and Capital
Liabilities
Dividends payable	$576,741	$35,515
Other liabilities	—	7,746

	576,741	43,261

Capital
Preferred stock	3,868,807	3,868,807
Common stock	12,009,588	9,464,178
Retained earnings	14,405,467	15,380,083
Accumulated other comprehensive income (loss)	(57,300)	(68,913)

	30,226,562	28,644,155

	$30,803,303	$28,687,416

Condensed Statements of Income
For the years ended December 31, 2011 and 2010

	2011	2010
Income
Equity in undistributed income of subsidiary	$1,937,881	$1,250,330
Dividends from subsidiary	350,000	—
Interest income	2,837	19,068
Other operating income	35	—

Total income	2,290,753	1,269,398

Expenses
Other expense	63,888	37,723

Total expense	63,888	37,723

Income before income taxes	2,226,865	1,231,675
Income tax expense (benefit)	(20,746)	(6,343)

Net income	2,247,611	1,238,018

Preferred stock dividends and accretion of discount	(183,423)	(301,039)

Net income available to common stockholders	$2,064,188	$936,979

Notes to Consolidated Financial Statements

Note 20. Parent Company Activity, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net income	$2,247,611	$1,238,018
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,937,881)	(1,250,330)
Net decrease (increase) in other assets	—	—
Stock-based compensation	23,097	23,299
Net (decrease) increase in other liabilities	(7,746)	5,526

Net cash provided by operating activities	325,081	16,513

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	270,000	1,080,000
Increase in investment in subsidiary	(23,097)	(23,299)

Net cash provided by (used) investing activities	246,903	1,056,701

Cash flows from financing activities
Common stock options exercised	18,825	34,450
Issuance of Preferred Stock, net	—	1,248,482
Redemption of Series B and C Preferred Stock	—	(2,100,000)
Fractional common shares purchased	(4,808)	—
Dividends paid	(172,705)	(241,617)

Net cash provided by (used) financing activities	(158,688)	(1,058,685)

Net increase (decrease) in cash and due from banks	413,296	14,529

Cash and due from banks, beginning	52,202	37,673

Cash and due from banks, ending	$465,498	$52,202

Note 21. Subsequent Events

The Company has evaluated events and transactions through the date these financial statements were filed for potential recognition and disclosure.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surrey Bancorp and subsidiaries as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia

March 28, 2012

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, NC and Patrick County, VA and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 33,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

Management’s Discussion and Analysis

Critical Accounting Policies, continued

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and determinable, and (ii) Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic environmental factors or changes in industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Management’s Discussion and Analysis

Table 1. Net Interest Income and Average Balances (dollars in thousands)

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2011, 2010 and 2009.

	Periods Ended December 31,
	2011			2010			2009
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$29,790	$14	0.05%	$24,281	$29	0.12%	$17,406	$21	0.12%
Taxable investment securities	3,302	54	1.65%	3,031	49	1.62%	3,285	68	2.08%
Federal funds sold	708	2	0.23%	481	1	0.17%	323	1	0.17%
Loans [1] [2]	180,256	10,866	6.03%	181,184	11,071	6.11%	177,919	10,757	6.05%

Total interest-earning assets	214,056	10,936		208,977	11,150		198,933	10,847

Yield on average interest-earning assets			5.11%			5.34%			5.45%

Noninterest-earning assets
Cash and due from banks	2,507			2,142			3,487
Property and equipment	4,661			4,798			4,964
Foreclosed assets	355			224			73
Interest receivable and other	7,619			7,653			6,046
Allowance for loan losses	(4,938)			(5,524)			(3,951)

Total noninterest-earning assets	10,204			9,293			10,619

Total assets	$224,260			$218,270			$209,552

Interest-bearing liabilities
Demand deposits	$22,329	95	0.43%	$21,210	$115	0.54%	$20,238	$130	0.65%
Savings deposits	30,181	248	0.82%	26,539	259	0.98%	21,459	208	0.97%
Time deposits	98,296	1,431	1.46%	98,740	1,687	1.71%	99,327	2,448	2.46%
Fed funds purchased/repurchase agreements	—	—	—%	13	1	0.92%	132	1	0.30%
Short-term debt	—	—	—%	752	18	2.36%	3,389	26	0.76%
Long-term debt	8,826	342	3.87%	9,786	392	4.01%	9,546	413	4.33%

Total interest-bearing liabilities	159,632	2,116		157,040	2,472		154,091	3,226

Cost of average interest bearing liabilities			1.33%			1.57%			2.09%

Noninterest-bearing liabilities
Demand deposits	32,582			30,054			26,011
Interest payable and other	2,214			2,100			1,794

Total noninterest-bearing liabilities	34,796			32,154			27,805

Total liabilities	194,428			189,194			181,896
Stockholders’ equity	29,832			29,076			27,656

Total liabilities and stockholders’ equity	$224,260			$218,270			$209,552

Net interest income		$8,820			$8,678			$7,621

Net yield on interest-earning assets			4.12%			4.15%			3.83%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Yields on interest-earning assets decreased during the year ended December 31, 2011, primarily due to a change in asset mix during the year compared to 2010 and a small decrease in loan yields. The cost of interest bearing liabilities also decreased in 2011 as deposits cost continue to fall. As a result the net yield on interest earning assets remained relatively flat decreasing from 4.15% in 2010 to 4.12% for the year ended December 31, 2011.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2011 Compared to 2010			2010 Compared to 2009
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets
Deposits in other banks	$(14)	$(23)	$9	$7	$(1)	$8
Taxable investments securities	5	1	4	(19)	(14)	(5)
Federal funds sold	1	—	1	1	—	1
Loans	(205)	(149)	(56)	314	115	199

Total	(213)	(171)	(42)	303	100	203

Interest-bearing liabilities
Demand deposits	(20)	(25)	5	(15)	(21)	6
Savings deposits	(12)	(45)	33	51	1	50
Time deposits	(256)	(249)	(7)	(761)	(746)	(15)
Federal funds purchased/
Repurchase agreements	—	—	—	—	—	—
Short-term debt	(17)	—	(17)	(8)	37	(45)
Long-term debt	(50)	(14)	(36)	(21)	(31)	10

Total	(355)	(333)	(22)	(754)	(760)	6

Net interest income	$142	$162	$(20)	$1,057	$860	$197

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A consolidated provision for loan losses of $743,717 was made during 2011, a decrease of $2,260,031 or 75.2% from the $3,003,748 provided during 2010, in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and changes in the loan portfolio. A provision for loan losses of $3,003,748 was made in 2010, an increase of $1,398,801, or 87.2% from the $1,604,947 provided during 2009. The provision attributable to the Bank decreased from $2,977,200 in 2010 to $704,482 in 2011. This decrease is primarily attributable to a reduction in impaired loans during 2011. The decreased reserves on impaired loans primarily resulted from the liquidation and charge off of those loans in 2011. The provision attributable to Freedom Finance, LLC increased from $26,548 in 2010 to $39,235 for the year ended December 31, 2011. The increase in the Freedom Finance, LLC provision was due to loan growth. The subsidiary’s outstanding loan balances have increased 22.9% from 2010 to 2011.

The allowance for loan losses was $3,880,581, or 2.16% of total loans outstanding at December 31, 2011. This compares to an allowance for loan losses of $6,683,922, or 3.74% of total loans outstanding at December 31, 2010. The significant decrease in the reserve, as a percentage of total loans in 2011, was due to a reduction in reserves on impaired loans. Reserves on impaired loans decreased from approximately $4,069,000 at December 31, 2010 to $813,000 at the end of 2011. The decrease to the reserves in 2011 is primarily due to the liquidation and charge off of specific large loans rather than a homogenous pool of small loans. Loan loss reserves on non-impaired loans increased due to an increase in the historical loss component of our reserve model. Approximately $48,503,000 of the total loans outstanding at December 31, 2011, are government guaranteed loans for which the Bank’s exposure ranges from 10% to 49% of the outstanding balance. The guaranteed portion of these loans amounts to approximately $38,918,000. When the guaranteed portions of the loans are factored into the equation, the loan loss reserve is approximately 2.76% of outstanding loan exposure. At December 31, 2010, government guaranteed loans amounted to approximately $40,818,000 of total outstanding loans, of which $32,260,000 represented the guaranteed portion. The reserve for loan losses at December 31, 2010, after the effect of guaranteed loans, was 4.57% of outstanding loan exposure.

The level of reserve is established based upon management’s evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past two years applied to its corresponding category of loans. However, historical losses only reflect a small portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank’s asset quality affected by these environmental factors. Table 3 is a summary of loans past due, inclusive of nonaccrual loans, at December 31, 2011 and December 31, 2010.

Table 3. Past Due Loans

	December 31, 2011		December 31, 2010
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus
Construction and development	$297,139	$—	$67,993	$39,267
1-4 Family residential	699,287	72,774	766,017	272,405
Nonfarm, non-residential	217,968	—	229,393	220,321
Commercial and industrial	820,393	218,516	567,740	1,351,710
Consumer	399,815	15,790	143,832	—
Other loans	—	—	3,472	—

	$2,434,602	$307,080	$1,778,447	$1,883,703

Percentage of total loans	1.36%	0.17%	1.00%	1.06%

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues decreased approximately 25% from $3,662,150 at December 31, 2010 to $2,741,682 at December 31, 2011. Most of the decrease is associated with commercial loans. Total commercial past dues decreased from $1,919,450 at December 31, 2010 to $1,038,909 at the end of 2011. Past dues on non-accrual status at the end of 2011 amount to 21% of total past dues compared to 51% in non-accrual status at the end of 2010. At December 31, 2011 total past dues amount to 1.5% of total loans compared to 2.1% at the end of 2010.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank’s financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses and provide an appropriate reserve for the loan portfolio.

The Bank lends primarily in Surry County, North Carolina and Patrick County, Virginia and surrounding counties.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; fees charged for non-deposit services and fees and yield spread premiums on mortgage loans delivered to correspondents.

Table 4 discloses noninterest income for the periods ended December 31, 2011 and 2010.

Table 4. Sources of Noninterest Income

	For the Period Ended December 31,
	2011	2010
Service charges on deposit accounts	$1,043,469	$1,059,876
Fees on mortgage loans delivered to correspondents	93,104	101,266
Yield spread premiums on mortgage loans delivered to correspondents	15,975	64,290
Other service charges and fees	164,391	183,446
Debit/ATM card income	361,333	265,206
Other income	893,207	820,117
Gain on sale of government guaranteed loans	—	244,924

	$2,571,479	$2,739,125

Activity in the deposit related noninterest income accounts decreased in 2011 primarily as the result of decreases in insufficient funds fees due to the continued slow-down in economic activity. Activity in mortgage lending decreased compared to 2010 activity, even though mortgage rates remained low; resulting in a decrease in fees on mortgage loans delivered to correspondents of approximately 8.1% . Yield spread premiums on mortgages delivered to correspondents decreased by 75% due to the effects new regulations had on mortgage lending. Other service charges and fees decreased primarily due to reductions in loan servicing fees and credit card and merchant fee income. Debit/ATM card income increased as usage of cards increased. Other income increased in 2011 as insurance and investment revenues increased to $709,349 from the $624,290 received in 2010.

The Bank participates in a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2010 amounted to $244,924. There were no sales of guaranteed loans in 2011 and there were no loans held for sale as of December 31, 2011. However, the Bank plans to continue to originate guaranteed loans as portfolio loans and as loans held for sale.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2011 and 2010 are as follows:

Table 5. Sources of Noninterest Expense

	For the Period Ended December 31,
	2011	2010
Salary and benefits	$3,549,651	$3,296,273
Occupancy expenses	393,920	410,549
Furniture/equipment expenses	233,015	256,098
Data processing	358,588	409,045
Foreclosed assets, net	172,131	41,847
Postage, printing and supplies	193,400	205,332
Advertising and business promotion	105,571	106,307
Professional fees	340,492	334,063
FDIC insurance premiums	230,763	285,789
Litigation settlement	130,000	—
Other expenses	1,323,831	1,136,239

	$7,031,362	$6,481,542

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) increased from 56.8% in 2010 to 61.7% for the year ended December 31, 2011. The increase is primarily attributable to an increase in noninterest expenses. Adjusted total revenue decreased slightly from $11,417,221 in 2010 to $11,391,476 in 2011, but noninterest expense increased 8.5% to $7,031,362 in 2011 from $6,481,542 in 2010. Salaries and employee benefits of $3,549,651 increased $253,378 or 7.7% over the 2010 total of $3,296,273. This increase is primarily due to the accrual of performance incentives in 2011. No incentive payments were made in 2010. Occupancy expenses decreased slightly in 2011 primarily due to the expenses associated with building maintenance. Furniture and equipment expenses decreased in 2011 due to reductions in service contract and depreciation expenses. Data processing expense decreased 12.3% to $358,588 as a result of negotiating a new contract with the Bank’s third party processor. Cost associated with foreclosed assets increased over 300% as troubled loans were liquidated and collateral seized. Postage/printing and supplies decreased due to tighter control over the ordering of supplies. Advertising cost remained flat during 2011. Professional fees increased slightly primarily due to costs associated with internal audits. FDIC insurance premiums expense decreased in 2011 due to changes in the insurance calculation and adjustments to expected growth of deposits contemplated in the special assessment paid in 2009. Litigation settlement expense resulted from a lawsuit that was settled in mediation that resulted in the Bank paying damages to a customer arising from the ordinary operations of the Bank. The Bank has no other liability under the agreement. Other expenses increased 16.5% during 2011 due to increased cost associated with government guaranteed loans (Colson fees), and software maintenance and license.

Analysis of Financial Condition

Average earning assets increased 2.4% from December 31, 2010, to December 31, 2011. Total earning assets represented 95.4% of total average assets at December 31, 2011 compared to 95.7% at the end of 2010. The mix of average earning assets changed moderately from December 31, 2010, to December 31, 2011. The most notable shift in the mix of average earning assets was the decreased percentage of average net loans and the corresponding increase in average interest-bearing bank balances. This migration resulted in a 0.5% decrease in average loans in 2011, while average interest-bearing bank balances increased 22.7%. As a result, none of the average deposit growth in 2011 was used for loan funding and was placed in lower yielding interest-bearing balances.

Management’s Discussion and Analysis

Analysis of Financial Condition, continued

Table 6. Average Asset Mix

	For the Year Ended December 31, 2011		For the Year Ended December 31, 2010
	Average Balance	%	Average Balance	%
Earning assets
Loans, net	$180,255,609	80.38%	$181,183,966	83.01%
Investment securities	3,302,269	1.47%	3,031,093	1.39%
Federal funds sold	707,770	0.32%	480,968	0.22%
Interest-bearing bank balances	29,790,247	13.28%	24,281,049	11.12%

Total earning assets	214,055,895	95.45%	208,977,076	95.74%

Nonearning assets
Cash and due from banks	2,507,055	1.12%	2,142,164	0.98%
Property and equipment	4,661,412	2.08%	4,797,723	2.20%
Foreclosed assets	354,763	0.15%	223,993	0.10%
Other assets	7,618,806	3.40%	7,652,908	3.51%
Allowance for loan losses	(4,938,060)	(2.20)%	(5,523,976)	(2.53)%

Total nonearning assets	10,203,976	4.55%	9,292,812	4.26%

Total assets	$224,259,871	100.00%	$218,269,812	100.00%

For the year ended December 31, 2011, average net loans represented 80.38% of total average assets compared to 83.01% for the year ended 2010. Investments increased from 1.39% of average assets to 1.47% of average assets over the same time period. Interest-bearing bank balances increased over the period from 11.12% to 13.28% of average assets. There was a slight decrease in total earning assets as a percentage of total average assets in 2011. The average cost of funds decreased 22 basis points, including noninterest bearing deposits during 2011. These two factors resulted in a net decrease in the net yield on interest earning assets as shown in Table 1.

The increase in nonearning assets in 2011 primarily comes from the reduction in the allowance for loan losses. This is the result of decreased reserves associated with impaired loans. Averages in other assets, which include prepaid and deferred income taxes, prepaid FDIC insurance premiums, interest receivable on loans and Bank Owned Life Insurance (BOLI) remained close to 2010 levels in 2011. The largest single item in other assets is BOLI. Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $180,255,609 for the year ended December 31, 2011. This represents a decrease of 0.52% over the average net loans for 2010. Loan demand eased in 2011 as general economic conditions remained weak.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.05% of the total loan portfolio at December 31, 2011. This is down from the 96.17% that the two categories maintained at December 31, 2010. The amount of loans outstanding by type at December 31, 2011, and December 31, 2010, and the maturity distribution for variable and fixed rate loans as of December 31, 2011 are presented in Tables 7 and 8, respectively. The year ended December 31, 2007 (Table 7) is classified by loan purpose as opposed to the underlying collateral of the loan. Based on the classifications for the years ended 2008 through 2011, it can be inferred that loans classified as commercial 2007 included a large amount of loans that were collateralized by nonfarm, nonresidential real estate.

Management’s Discussion and Analysis

Loans, continued

Table 7. Loan Portfolio Summary

	December 31, 2011		December 31, 2010		December 31, 2009
	Amount	%	Amount	%	Amount	%
Construction and development	$6,213,443	3.46%	$5,986,045	3.35%	$8,044,967	4.35%
1-4 family residential	39,499,189	22.02%	46,356,711	25.98%	46,355,854	25.05%
5 or more family residential	2,214,365	1.23%	1,853,346	1.04%	2,005,142	1.08%
Farmland	2,722,872	1.52%	2,854,481	1.60%	2,458,748	1.33%
Nonfarm, nonresidential	47,867,333	26.69%	48,170,698	27.00%	51,527,856	27.84%

Total real estate	98,517,202	54.92%	105,221,281	58.97%	110,392,567	59.65%

Agricultural	29,493	0.02%	73,852	0.04%	—	—%
Commercial and industrial	73,756,422	41.13%	66,377,076	37.20%	67,428,438	36.44%
Consumer	7,041,846	3.93%	6,759,770	3.79%	7,085,464	3.83%
Other	—	—%	—	—%	155,653	0.08%

Total	$179,344,963	100.00%	$178,431,979	100.00%	$185,062,122	100.00%

			December 31, 2008		December 31, 2007
			Amount	%	Amount	%
Construction and development			$10,147,141	5.78%	$4,149,219	2.45%
1-4 family residential			46,638,301	26.59%	35,064,796	20.72%
5 or more family residential			2,167,181	1.24%	—	0.00%
Farmland			2,580,133	1.47%	307,586	0.18%
Nonfarm, nonresidential			49,928,116	0.34%	570,276	0.34%

Total real estate			111,460,872	63.54%	40,091,877	23.69%

Agricultural			9,958	0.01%	89,914	0.05%
Commercial and industrial			56,391,439	32.15%	117,802,940	69.62%
Consumer			7,477,123	4.26%	10,945,019	6.47%
Other			79,731	0.04%	295,290	0.17%

Total			$175,419,123	100.00%	$169,225,040	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size the only concentration that is above area peer group analysis is commercial and industrial loans. Management recognizes the inherent risk associated with commercial lending, including whether or not a borrower’s actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. Collectively, the Bank has approximately $48,503,000 in loans that carry government guarantees at December 31, 2011. The guaranteed portion of these loans amounts to $38,918,000, much of which are classified as commercial and industrial loans and nonfarm, nonresidential loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $2,923,169 at December 31, 2011. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $9,320,365 at December 31, 2011.

Management’s Discussion and Analysis

Loans, continued

Table 8. Maturity Schedule of Loans as of December 31, 2011

	Commercial
	Financial and	Real		Total
	Agricultural	Estate	Others	Amount	%
Fixed rate loans
Three months or less	$9,052,451	$11,108,378	$1,047,414	$21,208,243	11.83%
Over three months to twelve months	18,053,664	17,039,848	1,481,111	36,574,623	20.39%
Over one year to five years	20,733,797	31,131,221	3,452,729	55,317,747	30.84%
Over five years	7,713,503	12,092,724	26,514	19,832,741	11.07%

Total fixed rate loans	$55,553,415	$71,372,171	$6,007,768	$132,933,354	74.13%

Variable rate loans
Three months or less	$910,424	$—	$—	$910,424	0.51%
Over three months to twelve months	2,526,524	274,104	—	2,800,628	1.56%
Over one year to five years	5,121,334	1,498,877	—	6,620,211	3.68%
Over five years	9,674,218	25,372,050	1,034,078	36,080,346	20.12%

Total variable rate loans	$18,232,500	$27,145,031	$1,034,078	$46,411,609	25.87%

Total loans
Three months or less	$9,962,875	$11,108,378	$1,047,414	$22,118,667	12.34%
Over three months to twelve months	20,580,188	17,313,952	1,481,111	39,375,251	21.95%
Over one year to five years	25,855,131	32,630,098	3,452,729	61,937,958	34.52%
Over five years	17,387,721	37,464,774	1,060,592	55,913,087	31.19%

Total loans	$73,785,915	$98,517,202	$7,041,846	$179,344,963	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.03% for the year ended December 31, 2011, compared to an average yield of 6.11% in 2010. This slight decrease in yields is attributable to the change in loan mix as average prime rates during 2011 and 2010 remained virtually unchanged. Commercial loans increased to 41.13% of loans outstanding at December 31, 2011, compared to 37.20% at the end of 2010. Much of this increase involved increases in loans guaranteed by the SBA and USDA. Total real estate loans decreased from 58.97% of total loans at December 31, 2010, to 54.92% of total loans at December 31, 2011. A reduction in 1-4 family loans was a contributing factor in this decrease. Consumer loans rose to 3.93% of total loans at December 31, 2011, from 3.79% at December 31, 2010. This increase was partially attributable to an increase in consumer loans in Freedom Finance, LLC. Loans in the subsidiary increased $198,450 or 22.9% from December 31, 2010 to December 31, 2011.

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management’s Discussion and Analysis

Investment Securities, continued

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of government-sponsored enterprises and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2011 and 2010 by major type of investments and maturity ranges are also presented for 2011.

In the low rate environment experienced in 2011, slightly extending the maturities of government-sponsored enterprises and resumption of dividends paid by the Federal Home Loan Bank of Atlanta (“FHLB”) caused the average yield of the investment portfolio to increase to 1.63% for the year ended December 31, 2011, compared to 1.47% for 2010. At December 31, 2011 the market value of the investment portfolio was $3,316,180, representing $93,246 less than book value. At December 31, 2010, the market value of the investment portfolio was $112,446 below book value.

The Company has an investment in FHLB stock of $757,400 at December 31, 2011 and $889,100 at December 31, 2010, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock. The level of investment in FHLB stock is based on the asset size of the Company and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members. FHLB paid a cash dividend for the fourth quarter of 2010 at an annualized rate of 0.79% on March 29, 2011, a first quarter dividend at an annualized rate of 0.81% on May 19, 2011, a second quarter dividend at an annualized rate of 0.76% on August 16, 2011, and a third quarter dividend at an annualized dividend rate of 0.80% paid November 3, 2011. At September 30, 2011 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 6.25% exceeding the 4% requirement, and its risk-based capital was $7.4 billion, exceeding its $2.1 billion requirement. Management believes that our investment in FHLB stock was not impaired as of December 31, 2011 or December 31, 2010. There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9. Investment Securities

December 31, 2011, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
Government-sponsored enterprises	$—	$2,000,374	$—	$—	$2,000,374	$2,004,685
Government-sponsored enterprises pools (MBS)	—	—	35,163	14,135	49,298	50,741
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	550,000	—	550,000	451,000
Restricted	809,754	—	—	—	809,754	809,754

Total	$809,754	$2,000,374	$585,163	$14,135	$3,409,426	$3,316,180

Weighted average yields
Government-sponsored enterprises	—%	1.26%	—%	—%	1.26%
Government-sponsored enterprises pools (MBS)	—%	—%	2.68%	1.95%	2.47%
Municipal securities	—%	—%	—%	—%	—%
Corporate securities	—%	—%	4.06%	—%	4.06%
Restricted	0.86%	—%	—%	—%	0.86%

Consolidated	0.86%	1.26%	3.98%	1.95%	1.63%

Management’s Discussion and Analysis

Table 9. Investment Securities, continued

December 31, 2010 and December 31, 2009, Available for Sale and Restricted

	December 31, 2010		December 31, 2009
	Total	Market Value	Total	Market Value
Investment securities
Government-sponsored enterprises	$1,500,000	$1,501,770	$1,501,913	$1,505,455
Government-sponsored enterprises pools (MBS)	74,278	75,862	83,683	85,720
Municipal securities	—	—	—	—
Corporate securities	550,000	434,500	550,000	420,750
Restricted	941,379	941,379	1,047,514	1,047,514

Total	$3,065,657	$2,953,211	$3,183,110	$3,059,439

Average federal funds sold totaled $707,770 for the year ended December 31, 2011, which was up from the 2010 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Occasionally, included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (CDARS). These time deposits generally are for terms less than one month and carry market rates. No short-term time deposits were included in deposits at other banks at December 31, 2011. Management has made an effort to maintain deposits in other banks at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2011, average federal funds and deposits in other banks represented 0.32% and 13.28% of average assets, respectively. This compares to 0.22% and 11.12% in 2010, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2011, amounted to $183,387,734 which was an increase of $6,845,436 or 3.9% over the 2010 averages. Average core deposits totaled $136,614,399 for the year ended December 31, 2011, an increase of $5,209,056, or 4.0% over the 2010 average of $131,405,343. The percentage of the Bank’s average deposits that are interest bearing decreased to 82.23% for the year ended December 31, 2011, from 82.97% in 2010. Average demand deposits, which earn no interest, increased 8.4% from $30,054,377 in 2010 to $32,581,754 in 2011. Average deposits for the periods ended December 31, 2011, December 31, 2010 and December 31, 2009 are summarized in Table 10 below:

Table 10. Deposit Mix

	For the Year Ended December 31, 2011		For the Year Ended December 31, 2010		For the Year Ended December 31, 2009
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits
NOW Accounts	$22,328,917	12.18%	$21,209,645	12.01%	$20,237,878	12.11%
Money Market	24,103,413	13.14%	20,590,446	11.66%	15,509,490	9.28%
Savings	6,077,572	3.31%	5,948,381	3.37%	5,949,780	3.56%
Small denomination certificates	51,522,743	28.10%	53,602,494	30.36%	53,178,701	31.82%
Large denomination certificates	41,465,335	22.61%	39,265,843	22.24%	37,474,738	22.42%
Brokered certificates	5,308,000	2.89%	5,871,112	3.33%	8,674,022	5.19%
Repurchase agreements	—	—%	—	—%	87,578	0.05%

Total interest-bearing deposits	150,805,980	82.23%	146,487,921	82.97%	141,112,187	84.43%

Noninterest-bearing deposits	32,581,754	17.77%	30,054,377	17.03%	26,010,766	15.57%

Total deposits	$183,387,734	100.00%	$176,542,298	100.00%	$167,122,953	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $2,199,492, or 5.6% for the year ended December 31, 2011. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. However, this increase was partially offset by an increase in noninterest-bearing deposits. Due to the significantly lower rates available the Bank funds a portion of its liquidity needs with brokered certificates of deposit. These deposits are typically below $100,000 and are not considered core deposits. The average balance in brokered certificates of deposit in 2011 amounted to $5,308,000 compared to $5,871,112 in 2010. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2011.

Table 11. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2011:

Remaining maturity of three months or less	$15,496,227
Remaining maturity over three through twelve months	16,321,932
Remaining maturity over twelve months	9,173,625

Total time deposits of $100,000 or more	$40,991,784

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2011, the Bank had no short-term borrowings from correspondent banks or the FHLB.

Management’s Discussion and Analysis

Borrowings, continued

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average interest rate paid on long- term debt for the year ended December 31, 2011 and 2010, was 3.87% and 4.01%, respectively. See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Capital Adequacy

Stockholders’ equity amounted to $30,226,562 at December 31, 2011, a 5.52% increase over the 2010 year-end total of $28,644,155. Average stockholders’ equity as a percentage of average total assets amounted to 13.30% for the year ended December 31, 2011, and 13.32% in 2010.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2011, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 17.26% and a ratio of total capital to risk-weighted assets of 18.53%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2011, the Company had 3,536,724 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 10,372 shares of common stock were exercised in 2011.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2011. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and are each convertible into 2.2955 shares of common stock.

On December 1, 2010, the Company issued 181,154 shares of Series D 5.0% Convertible Non-Cumulative Perpetual Preferred Stock for $7.08 per share, netting proceeds of $1,248,482 after issue costs. The shares have a liquidation value of $7.08 per share and are convertible into 1.10 shares of common stock at the election of the holder, but are not redeemable at the option of the holder. Provided that the market value of Surrey’s common stock is $8.85 on or after January 1, 2014, Surrey may redeem all or a portion of the outstanding shares of Series D Preferred Stock at a redemption price of $7.08 per share. The non-voting shares were issued in a private placement and are held by approximately 15 stockholders of record.

On December 29, 2010, the Company repurchased all of its remaining outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which was issued by the Company to the United States Department of the Treasury, for an aggregate purchase price of $2.1 million, including approximately $13 thousand of accrued and unpaid dividends and approximately $40,000 in unamortized discounts. The Company funded the repurchase of the Preferred Stock primarily with cash on hand and the approximately $1.28 million of gross proceeds received on December 1, 2010 upon the completion of its private placement of 181,154 shares of its Series D Preferred Stock.

Management’s Discussion and Analysis

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The Company actively monitors delinquencies, nonperforming assets and potential problem loans. Unsecured loans that are past due more than 90 days are placed into nonaccrual status. Secured loans reach nonaccrual status when they surpass 120 days past due. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Management reviews all criticized loans on a periodic basis for possible charge offs. Any unsecured loans that are 90+ days past due must be charged off in full. If secured, a reserve equal to the potential loss is established. Any charge off is reported to the Board of Directors within 30 days. On a monthly basis, recovery actions are provided to Board of Directors.

The table below shows the amount of non-performing assets.

Table 13. Non-performing Assets

	2011	2010	2009	2008	2007
Nonaccrual loans	$4,395,210	$6,362,127	$983,043	$544,061	$350,141
Loans past due 90 days and still accruing	49,881	—	2,825	36,725	49,001
Troubled debt restructured loans	—	—	384,584	—	—
Foreclosed assets	560,018	450,532	53,336	50,414	88,840

Total	$5,005,109	$6,812,659	$1,423,788	$631,200	$487,982

Total assets	$224,727,764	$213,652,484	$216,949,782	$204,178,015	$210,957,373

Ratio	2.23%	3.19%	0.66%	0.31%	0.23%

Interest receivable on original note terms	$201,828	$127,836	$78,566	$34,623	$25,837

Interest actually recorded in income	$11,646	$38,271	$45,686	$1,943	$7,181

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

At December 31, 2011 and 2010, the Bank had loans in nonaccrual status of $4,395,210 and $6,362,127, respectively. Foreclosed assets at December 31, 2011 primarily include 1-4 family dwellings and nonfarm, nonresidential property. Loans that were considered impaired but were still accruing interest at December 31, 2011 and 2010, totaled $3,201,137 and $8,275,585, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The decreases in loans in nonaccrual and impaired status primarily results from the liquidation or charge-off of large commercial and industrial loans, nonfarm, non-residential loans and 1-4 family residential loans. The number of loans in nonaccrual status at December 31, 2011 was thirty-seven. The average nonaccrual loan balance was approximately $118,800. At the end of 2010 nonaccrual loans numbered forty-four and averaged $144,600. Approximately $3,234,400 or 74% of the nonaccrual loans at December 31, 2011 consisted of ten loans ranging in value from $116,000 to $675,000. Approximately $4,700,300 or 74% of the nonaccrual loans at December 31, 2010 consisted of ten loans ranging in value from $215,000 to $1,162,000. Impaired loans still accruing numbered twenty one at December 31, 2011, with an average balance of $152,400. Eight of these loans amounted to $2,416,000 or approximately 75% of the total. At December 31, 2010, impaired loans still accruing numbered forty-three with an average balance of $192,400. Seventeen loans totaled $6,580,000 or 80% of the total impaired. Specific reserves on nonaccrual and impaired loans totaled $813,174 at December 31, 2011, or 10.7% of the balances outstanding compared to $4,069,260 or 27.8% of the balances outstanding at December 31, 2010. Many of these loans also carry government guaranties. The guaranteed portions of nonaccrual and impaired loans at December 31, 2011 and 2010 are $2,709,979 and $5,309,221, respectively. Combined, specific reserves and loan guarantees amount to approximately 46% and 64% of nonaccrual and impaired loans at December 31, 2011 and 2010, respectively.

All nonaccrual loans are considered to be impaired. The following table summarizes nonaccrual and impaired loans still accruing:

Table 14. Nonaccrual and Impaired Loans

	December 31, 2011	December 31, 2010
Construction and development	$92,505	$136,703
1-4 family residential	705,327	2,172,065
Nonfarm, non-residential	3,627,890	4,268,396
Commercial and industrial	3,160,173	8,050,109
Consumer	10,452	10,439
Other loans	—	—

Total impaired and nonaccrual	$7,596,347	$14,637,712

Management’s Discussion and Analysis

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 1.97% and 0.55% in 2011 and 2010, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 15.

Table 15. Loan Losses (dollars in thousands)

	December 31,
	2011	2010	2009	2008	2007
Balance at January 1	$6,684	$4,670	$3,365	$2,782	$2,531
Recoveries
Commercial	91	151	93	15	5
Residential, 1-4 family	63	2	—	—	—
Nonfarm, non residential property	109	21	—	—	—
Loans to individuals	24	28	23	26	46

Total recoveries	287	202	116	41	51

Charged-off loans
Commercial	(2,258)	(546)	(133)	(46)	(26)
Residential, 1-4 family	(1,249)	(27)	—	—	—
Nonfarm, non residential property	(271)	(110)	—	—	—
Loans to individuals	(56)	(509)	(283)	(212)	(492)

Total charge-off loans	(3,834)	(1,192)	(416)	(258)	(518)

Net charge-offs	(3,547)	(990)	(300)	(217)	(467)
Provision for loan losses	744	3,004	1,605	800	718

Balance at December 31	$3,881	$6,684	$4,670	$3,365	$2,782

Total loans outstanding	$179,345	$178,432	$185,062	$175,419	$169,225

Average outstanding loans during period	$180,256	$181,184	$177,919	$171,799	$160,289

Allowance for loan losses to loans outstanding	2.16%	3.74%	2.52%	1.92%	1.64%

Ratio of net charge-offs to average loans outstanding	1.97%	0.55%	0.17%	0.13%	0.29%

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 19.59% at December 31, 2011, compared to 15.92% at December 31, 2010. The liquidity ratio at December 31, 2011 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 16 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2011, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the one to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 16. Interest Rate Sensitivity

	December 31, 2011 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets
Loans	$49,733,421	$30,179,483	$66,055,455	$33,376,604	$179,344,963
Investments	463,523	38,218	2,004,685	—	2,506,426
Interest-bearing balances with banks	30,757,636	—	—	—	30,757,636
Federal funds sold	709,836	—	—	—	709,836

Total	$81,664,416	$30,217,701	$68,060,140	$33,376,604	$213,318,861

Interest-bearing deposits
NOW accounts	$24,043,046	$—	$—	$—	$24,043,046
Money market	26,586,099	—	—	—	26,586,099
Savings	6,128,458	—	—	—	6,128,458
Certificates of deposit	29,582,146	34,931,909	31,915,816	—	96,429,871
Long-term debt	—	1,100,000	6,000,000	1,000,000	8,100,000

Total	$86,339,749	$36,031,909	$37,915,816	$1,000,000	$161,287,474

Interest sensitivity gap	$(4,675,333)	$(5,814,208)	$30,144,324	$32,376,604	$—
Cumulative interest sensitivity gap	$(4,675,333)	$(10,489,541)	$19,654,783	$52,031,387	$52,031,387
Ratio of sensitive assets to sensitive liabilities	94.58%	83.86%	179.50%	3337.66%	132.26%
Cumulative ratio of sensitive assets to sensitive liabilities	94.58%	91.43%	112.26%	132.26%	132.26%

Table 17. Key Financial Ratios

	December 31,
	2011	2010	2009
Return on average assets	1.00%	0.57%	1.07%
Return on average equity	7.53%	4.26%	8.07%
Average equity to average assets	13.30%	13.32%	13.20%

The returns on average assets and equity for the year ended December 31, 2009, were significantly affected by the receipt of tax exempt life insurance proceeds amounting to $1,000,000.

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tom G. Webb	Westwood Partners, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

John Canosa	Vice President

Lesa Hensley	Vice President

Kenneth Shelton	Vice President

J. Cory Tucker	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Thursday, April 26, 2012, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2011 will be furnished, without charge, after March 31, 2012, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	First Shareholder Services
Certified Public Accountants	Post Office Box 29522
Post Office Box 760	Raleigh, North Carolina 27626-0522
Galax, Virginia 24333

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	940 Woodland Drive
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		653 South Key Street
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Mortgage Lending Office

199 North Renfro Street
Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street	199 North Renfro Street	145 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938